Exhibit 99.1

News Release

Axcelis Announces Financial Results for First Quarter 2023

Strength in Silicon Carbide Power Devices and Strong Purion Demand Drives Revenue Growth and Record Backlog

BEVERLY, Mass. — May 3, 2023 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter of 2023.

Highlights include:

•	The Company reported first quarter revenue of $254.0 million, compared to $266.1 million for the fourth quarter of 2022.

•	Operating profit for the quarter was $51.4 million, compared to $56.1 million for the fourth quarter.

•	Net income for the quarter was $47.7 million, or $1.43 per diluted share, compared to $57.0 million, or $1.71 per diluted share in the fourth quarter.

•	Gross margin for the quarter was 40.9%, compared to 41.2% in the fourth quarter.

•	First quarter ended with record systems backlog of $1.27 billion on quarterly bookings of $298 million.

President and CEO Mary Puma commented, “Axcelis delivered strong first quarter financial performance with a new backlog record, as a result of significant demand and solid execution by the Axcelis team. The Purion product family continues to gain share, especially in the mature process technology markets. Axcelis’ high value Purion product extensions were designed to optimize power and image sensor device manufacturing, uniquely positioning Axcelis to benefit from high growth in these markets.”

Executive Vice President and Chief Financial Officer Kevin Brewer said, “We are pleased with our first quarter 2023 financial results and are excited about the increased 2023 revenue expectation of greater than $1.03 billion, representing year over year growth of over 12%.”

Business Outlook

For the second quarter ending June 30, 2023, Axcelis expects revenues between $255-260 million. Gross margin in the second quarter is expected to be approximately 42%. Second quarter operating profit is forecast to be approximately $55 million with earnings per diluted share between $1.44-1.48. For the full year, the Company expects to achieve revenue greater than $1.03 billion. Assuming expected improvements in supply chain costs and product mix occur in the second half of the year, we would expect to achieve full year gross margins of approximately 44% as shown in the $1.03 billion model.

News Release

First Quarter 2023 Conference Call

The Company will host a call to discuss the results for the first quarter on Thursday, May 4, 2023, at 8:30 a.m. ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by registering as a Participant here: https://register.vevent.com/register/BI9e785ddb05a74fc6a117a8c7f718b6ff. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for revenues, gross margin, operating profit and other guidance for our future financial performance and spending in our industry, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 45 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

News Release

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2023	2022
Revenue:
Product	$246,007	$196,531
Services	8,013	7,064
Total revenue	254,020	203,595
Cost of revenue:
Product	142,771	107,642
Services	7,230	6,187
Total cost of revenue	150,001	113,829
Gross profit	104,019	89,766
Operating expenses:
Research and development	23,773	16,973
Sales and marketing	14,144	11,291
General and administrative	14,745	12,579
Total operating expenses	52,662	40,843
Income from operations	51,357	48,923
Other income (expense):
Interest income	3,936	95
Interest expense	(1,353)	(1,518)
Other, net	(1,038)	(1,617)
Total other income (expense)	1,545	(3,040)
Income before income taxes	52,902	45,883
Income tax provision	5,205	4,269
Net income	$47,697	$41,614
Net income per share:
Basic	$1.46	$1.25
Diluted	$1.43	$1.22
Shares used in computing net income per share:
Basic weighted average common shares	32,744	33,245
Diluted weighted average common shares	33,293	33,974

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$164,479	$185,595
Short-term investments	280,220	246,571
Accounts receivable, net	189,597	169,773
Inventories, net	262,054	242,406
Prepaid expenses and other current assets	38,092	33,300
Total current assets	934,442	877,645
Property, plant and equipment, net	40,970	39,664
Operating lease assets	10,660	12,146
Finance lease assets, net	17,623	17,942
Long-term restricted cash	6,653	752
Deferred income taxes	35,428	31,701
Other assets	34,050	33,791
Total assets	$1,079,826	$1,013,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$60,473	$62,346
Accrued compensation	14,180	35,540
Warranty	9,599	8,299
Income taxes	13,183	4,304
Deferred revenue	156,876	123,471
Current portion of finance lease obligation	1,297	1,229
Other current liabilities	12,334	12,943
Total current liabilities	267,942	248,132
Long-term finance lease obligation	44,831	45,185
Long-term deferred revenue	44,849	31,306
Other long-term liabilities	20,383	21,762
Total liabilities	378,005	346,385

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 32,726 shares issued and outstanding at March 31, 2023; 32,775 shares issued and outstanding at December 31, 2022	33	33
Additional paid-in capital	547,692	550,299
Retained earnings	156,014	118,892
Accumulated other comprehensive loss	(1,918)	(1,968)
Total stockholders’ equity	701,821	667,256
Total liabilities and stockholders’ equity	$1,079,826	$1,013,641